For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS SECOND QUARTER 2012 RESULTS

AND PROVIDES MARKET UPDATE

- Company Achieves Record Quarterly Gaming Revenue –

- Gaming Chip and Plaque Operations Post Solid Revenue Growth and

Secure a $2 Million New Order –

- Development of Dreamworld Poipet in Cambodia is Underway –

Hong Kong – August 7, 2012 – Entertainment Gaming Asia Inc. (NYSE MKT: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the second quarter ended June 30, 2012 and reviewed recent corporate progress.

Highlights:

•	Record quarterly total revenue from gaming operations of $5.2 million for the second quarter of 2012
•	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges) of $2.8 million for the second quarter of 2012
•	Net income of $484,000 for the second quarter of 2012
•	Average consolidated win per unit per day (WUD) for the slot operations (formerly referred to as the participation business) of $147 for the second quarter of 2012
•	Gaming chip and plaque sales of $978,000 for the second quarter of 2012, representing nearly 50% of total gaming chip and plaque sales for the full year 2011
•	Cash balance of $11.8 million as of June 30, 2012
•	Total debt reduced to $3.1 million as of June 30, 2012
•	In May 2012, the Company opened the mass market floor of Dreamworld Pailin in Cambodia, its first casino development project. Operations are in the early ramp-up stages and results are not yet normalized.
•	Dreamworld Poipet in Cambodia is under development and expected to open in the first quarter of 2013.
•	The Company has secured a $2 million gaming chip and plaque order from an existing customer to be delivered in the third quarter of 2012.

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 2

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “The second quarter of 2012 was a strong quarter for our slot and gaming chips and plaques operations. Our slot operations experienced record revenues due to strong performance at NagaWorld, improvements in the Philippines and the addition of our newest operations in Thansur Bokor during the quarter. Consolidated average daily net wins were a solid $147 per seat for the quarter. Our gaming chips and plaques business posted strong revenue growth and we have secured a $2 million order for delivery later this year. In May 2012, we opened the mass market floor of Dreamworld Pailin and are working to ramp up revenues for this operation. Further, we have been actively developing our next project, Dreamworld Poipet. With steady recurring cash flow from our slot machine operations and meaningful improvement in our casino chips and plaques business, we are now focused on the execution our new casino development strategy.

Q2 2012 Financial Review

The Company effected a 1:4 reverse stock split of its common shares on June 12, 2012. All historical share amounts and share information presented have been proportionally adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

Entertainment Gaming Asia’s second quarter of 2012 consolidated revenue was $7.6 million, an increase of 13% compared to $6.7 million in the second quarter of 2011. The increase was due to solid improvements in the Company’s gaming operations and sales of gaming chips and plaques.

Revenue from gaming operations was $5.2 million in the second quarter of 2012, an increase of 14% compared to $4.6 million in the second quarter of 2011. The increase reflected gains from the Company’s slot operations (formerly referred to as the participation business) in both Cambodia and the Philippines and approximately $213,000 of incremental revenue from Dreamworld Pailin, which opened in May 2012.

The Company achieved record performance of $5.0 million in revenue for its slot operations during the quarter driven by strong growth in both its Cambodia and Philippines operations. In Cambodia, the Company’s performance was driven by strong average WUD from its operations in NagaWorld, which reached $258 for the quarter. Cambodia slot revenue also included incremental revenue from its operations at Thansur Bokor, which officially opened in May 2012; however, this operation created a drag on average Cambodia WUD as it is still ramping up. In the Philippines, the Company’s operations continued to benefit from strategic management of its slot machine placements and marketing initiatives focused on its most promising venues in this market. Despite a reduced machine base primarily due to a venue closure during the quarter, both revenue and WUD for the Philippines operations improved during the quarter.

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 3

Slot Operations
WUD (1)
	Q2:12	Q2:11	Y/Y ∆
Cambodia	$215	$250	-14%
Philippines	$72	$61	18%
Consolidated	$147	$147	-
EGM Seats in Operation
	6/30/12	6/30/11	Y/Y ∆
Cambodia	818	718	14%
Philippines	623	784	-21%
Consolidated	1441	1,502	-4%

(1)	Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft launch opening periods, if applicable, and includes cash payments for venues for which revenue is recognized on a cash basis. Had such applicable seats been included and revenue recognized on an accrual basis for the second quarter of 2012, WUD would have been $208 for Cambodia, $74 for Philippines and $148 for the consolidated average. Had such applicable seats been included and revenue recognized on an accrual basis for the second quarter of 2011, WUD would have been $230 for Cambodia, $60 for Philippines and $139 for the consolidated average.

Revenue from other products was $2.4 million in the second quarter of 2012, an increase of 11% from the second quarter of 2011. The increase was a result of higher sales of gaming chips and plaques, which were $978,000 for the second quarter of 2012 compared to $274,000 in the prior-year period.

The solid top-line growth combined with higher expenses primarily related to start-up and general operating costs associated with its new casino operations resulted in adjusted EBITDA of $2.8 million for the second quarter of 2012 compared to $3.3 million for the second quarter of 2011.

Entertainment Gaming Asia reported net income of $484,000, or $0.02 per share, on a weighted average diluted share count of approximately 31.3 million shares for the second quarter of 2012. This compared to net income of $307,000, or $0.01 per share, on a weighted average diluted share count of approximately 30.1 million shares for the second quarter of 2011.

Focus on Improving Slot Returns

The Company continues its efforts to improve returns on its slot operations by focusing on its higher potential venues. These efforts include the closure of under-performing venues and the strategic movement of machines to focus on those higher performing venues. During the second quarter and through August 1, 2012, the Company added one slot operation location, Thansur Bokor, and terminated three slot contracts, of which two were in the Philippines and one was in Cambodia. The three terminated contracts comprised approximately 232 seats of which 84 have been redeployed so far to other higher potential locations.

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 4

Strengthening Gaming Chips and Plaques Operations

The Company continued to focus on improving the financial performance of its other products division, which includes the manufacture and sale of gaming chips and plaques. Through its expanded product offerings, which include new styles of chips and more innovative, state of the art security features, and its targeted marketing programs, the Company has further strengthened its existing customer relationships in its core markets of Australia and Macau and is working to broaden its customer base in existing and new geographies. As a result, the Company recorded strong revenue growth for this business during the quarter driven by customer reorders and secured a $2 million order from an existing customer to be delivered in the third quarter of 2012. Further, the Company has begun its expansion and improvement plans for the manufacturing plant, which are expected to increase operating efficiencies and automation.

While these combined efforts are not expected to minimize the normal fluctuation in quarterly sales flow of this business segment, the Company anticipates they will drive meaningful long-term improvement in revenue and gross profit for these operations.

Dreamworld Pailin Ramping Up

In May 2012, the Company opened the mass market floor of its first casino development project, Dreamworld Pailin. Dreamworld Pailin is located at the Cambodia-Thailand border on a growing trade route connecting the two countries. This was a milestone event as it marked the Company’s first casino opening in Indo-China and begins a new phase in its growth strategy.

The mass market floor currently includes 26 popular table games such as baccarat and dice games and an attractive suite of 50 slot machines. Dreamworld Pailin also has two VIP rooms with a total of four tables which are not yet open. These operations are still in their infancy as the Company expedited the opening date in the second quarter of 2012 to fast-track operation of the casino’s mass market floor and establish its presence in the local market.

Given the early stage of the operations and the fact that the casino is not yet fully operational, results are not normalized. The Company is working on a number of marketing initiatives to continue to ramp up the operations.

Dreamworld Poipet Update

The Company’s next development project is Dreamworld Poipet, a stand-alone slot hall in an existing popular casino in Poipet at the Cambodia-Thailand border. Poipet is an established gaming market and one of the most significant border crossings between Cambodia and Thailand. It is located approximately 1.5 hours by car from the Pailin Province of Cambodia.

This $7.5 million project will be constructed as a stand-alone extension of an existing casino owned by a local Cambodian company and will connect to the main casino’s table game floor. Dreamworld Poipet will operate under the casino owner’s gaming license. It is expected to house 300 EGM seats, which will include multi-player electronic tables and live dealers to provide players the full casino experience. The Company and casino owner will share the daily net win generated by the EGMs in the Company’s slot hall and certain operating costs on a 40%/60% respective basis.

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 5

The Company held the ground breaking ceremony in May and is working on completing the sub-structure work and finalizing the architectural plans. Full construction efforts are expected to begin in August 2012. Based on the current timeline, the Company expects to open Dreamworld Poipet in the first quarter of 2013.

Exterior architectural rendering of Dreamworld Poipet

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “We are focused on the execution of our plans to develop and operate regional casinos and gaming venues under our Dreamworld brand in the Indo-China region. With the opening of our first project, Dreamworld Pailin, we have taken the initial steps in achieving our long-term objectives for this growth strategy. With a strong operational team in place, we are working diligently to ramp up Dreamworld Pailin’s operations and believe this property has facilitated the development of strong systems and controls for the benefit of future expanded casino operations. We are also enthusiastic about the potential for Dreamworld Poipet, which is currently under development in the promising Poipet market. With our focus on professional management, quality gaming products, and superior customer service, we believe our Dreamworld properties will be quality leaders in their respective markets and will achieve meaningful long-term growth that reflects the true earnings potential of our regional gaming model.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, August 7, 2012, both of which are open to the general public. The conference call number is 800/954-0692 or 212/231-2939. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 6

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE MKT: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a participation basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos through its wholly-owned subsidiary Dolphin Products in Australia.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the timeline and working capital requirements for the Poipet gaming project, the earnings of the Sokha, Pailin and Poipet gaming projects, growth of the gaming industry in the Indo-China region, the Company’s ability to secure new casino and gaming projects and fund those projects and the prospects for the expanded customer base for the Company’s Dolphin gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and implement successful marketing and promotional strategies at each of the Company’s casino projects and identify and successfully develop additional such projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino and gaming projects timelines, obtain and fulfill significant purchase orders from the new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 7

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands, except per share data)	2012	2011	2012	2011
Revenues:
Gaming, gross	$5,198	$4,553	$10,154	$8,718
Less: Promotional allowances	—	—	—	—
Gaming, net	5,198	4,553	10,154	8,718
Other products	2,407	2,165	4,533	4,235
Total revenues	7,605	6,718	14,687	12,953

Operating costs and expenses:
Cost of gaming:
Gaming equipment depreciation	1,180	1,197	2,289	2,387
Casino contract amortization	615	607	1,230	1,225
Other gaming related intangibles amortization	63	—	126	—
Other operating costs	950	287	1,474	569
Cost of other products	2,253	1,898	4,259	3,662
Selling, general and administrative expenses	1,637	1,169	3,222	2,368
Stock-based compensation expenses	287	799	552	1,022
(Gain)/loss on dispositions	(17)	152	(29)	152
Impairment of assets	71	—	71	—
Product development expenses	86	133	186	213
Depreciation and amortization	59	29	90	60
Total operating costs and expenses	7,184	6,271	13,470	11,658

Income from operations	421	447	1,217	1,295

Other income/(expense):
Interest expense and finance fees	(36)	(106)	(89)	(200)
Interest income	14	18	26	41
Foreign currency gains/(losses)	25	(17)	214	(24)
Other income	95	67	177	127
Total other income/(expenses)	98	(38)	328	(56)

Income before income tax	519	409	1,545	1,239

Income tax expense	(35)	(102)	(89)	(240)

Net income	$484	$307	$1,456	$999

Basic and diluted earnings/(loss) per share	$0.02	$0.01	$0.05	$0.03

Weighted average common shares outstanding
Basic	29,918	29,517	29,909	29,284
Diluted	31,329	30,097	30,717	29,935
Other comprehensive income, net of tax
Foreign currency translation adjustments	29	48	80	151
Comprehensive income	$513	$355	$1,536	$1,150
Less: Comprehensive income attributable to non controlling interest	—	—	—	—
Comprehensive income attributable to EGT stockholders	$513	$355	$1,536	$1,150

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 8

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,849	$12,759
Accounts receivable, net	1,806	2,691
Other receivables	197	114
Inventories	1,789	1,894
Prepaid expenses and other current assets	529	841
Total current assets	16,170	18,299

Gaming equipment, net	8,032	8,889
Casino contracts	9,176	10,340
Property and equipment, net	4,611	2,558
Goodwill	357	357
Intangible assets, net	1,343	1,227
Contract amendment fees	396	450
Deferred tax assets	91	91
Prepaids, deposits and other assets	2,753	1,893
Total assets	$42,929	$44,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$781	$1,316
Amount due to a related party	—	14
Accrued expenses	1,802	2,228
Income tax payable	22	68
Notes payable to a related party	3,144	6,211
Capital lease obligations	223	322
Customer deposits and other current liabilities	1,086	357
Total current liabilities	7,058	10,516

Other liabilities	1,031	869
Deferred tax liability	208	207
Total liabilities	8,297	11,592

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 29,924,528 and 29,709,848 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	31,865	31,280
Accumulated other comprehensive income	638	559
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	2,098	642
Total EGT stockholders’ equity	34,631	32,511
Non-controlling interest	1	1
Total EGT stockholders’ equity	34,632	32,512
Total liabilities and stockholders’ equity	$42,929	$44,104

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Entertainment Gaming Asia Reports Q2 2012 Results, 8/7/2012	page 9

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands)	2012	2011	2012	2011
Net income – GAAP basis	$484	$307	$1,456	$999
Interest expense and finance fees	36	106	89	200
Interest income	(14)	(18)	(26)	(41)
Income tax expense	35	102	89	240
Depreciation and amortization	1,967	1,891	3,832	3,780
Stock-based compensation expenses	287	799	552	1,022
Impairment of assets	71	—	71	—
(Gain)/Loss on dispositions	(17)	152	(29)	152
EBITDA, as adjusted	$2,849	$3,339	$6,034	$6,352

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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